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Exhibit (11.1) - Statement Re: Computation of Earnings Per Share


			       Three Months Ended           Nine Months Ended
				   December 31                 December 31
				 1996           1995        1996          1995
Primary:
Average shares outstanding     4,430,374       2,411,561    4,419,261   2,257,644
Net effect of dilutive stock
options and warrants--based
on treasury stock method using
average market price              21,480         690,331       49,937     869,342
			      ----------       ----------   ----------  ---------
Average shares outstanding
as adjusted for calculation    4,451,854       3,101,892    4,469,198   3,126,986

Actual net income               $170,916        $336,816   $  516,100   $ 739,031
Add 6% (assumed T-Bill rate)
interest net of federal
income tax effect                   -            20,000          -         81,000
			      -----------       ----------   ------------ --------
			       $ 170,916      $ 356,816   $  516,100    $820,031
			       ----------        ---------    ----------- --------
Per share amount                  $0.04          $0.12         $0.12      $0.26
				  ======         ======         =====      =====
Fully diluted:

Actual net income              $ 170,916      $  336,816    $516,100     $739,031
Adjustment to reflect
additional earnings to reach
earnings targets                               1,163,184                 760,969

Adjustments to recognize
compensatory nature of
Preferred Stock                               (5,022,000)              (5,022,500)

Add 6% (assumed T-Bill rate)
interest net of federal
income tax effect                    747         11,980        -           36,784
				   -------  -----------    --------   -----------
Net Profit(Loss) adjusted for
calculation                     $  171,663  $(3,510,520)   $ 516,100   $(3,485,716)

Average shares outstanding      4,430,374    3,391,561    4,419,261     3,237,644

Net effect of dilutive stock
options and warrants--based
on treasury stock method using
Ending market price                   -         514,983       31,501      526,462
				  --------    ----------     --------   ----------

Average shares outstanding
as adjusted for calculation      4,430,374    3,906,544    4,450,762    3,764,106


Per share amount                    $0.04        $(.90)        $.12      $(0.93)
				     ======         =====        =====      ======

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